Exhibit 99.1
------------

News Release

For Further Information Contact:

         Carol Cookerly
         President
         Cookerly Public Relations
         404.816.2037
         404.816.3037
         carol@cookerly.com

  First National Bank of Nassau County Announces Impending Change in Leadership
     President and CEO Mike Sanchez to assist in search for his replacement

For Immediate Release
Fernandina Beach, FL (May 21, 2003) - First National Bank of Nassau County today announced that President and CEO Mike Sanchez has decided to step down, but will remain in his present capacity for up to six months to assist in the search for his replacement. In addition, Sanchez will continue to serve on the bank's board of directors, but will also relinquish his board position when a successor is named. Sanchez has entered into a transition employment agreement with First National Bank and its holding company, First National Bank Holding Corporation, to cover this time period.

First National Bank of Nassau County was created in 1998 by a group of 14 organizers who brought Sanchez in from the Atlanta banking market to lead the effort through First National's official opening in 1999 and its first years of operation. The bank opened with $10 million in assets and, through its holding company, 600 shareholders - and has grown rapidly to more than $100 million in assets today.

"My job was to help get this bank off the ground and guide it through the initial stages of growth," Sanchez said. "I am gratified to have had the opportunity to do that and to oversee a successful period of growth that has been all that I expected and more."

"It's time for me to move on and to let someone else take First National Bank of Nassau County to the next level," he added. "I'm sincerely grateful to the founders of this institution that put their faith and trust in me and I wish them great success in the future."

Driven by a philosophy focused on profitability over growth, a return on assets of more than two-percent was reported for 2002 in an industry where 1.25% is standard. This return places First National among the top ten-percent of banks its size in the nation and among the very best in the Southeastern United States.

"Mike came on board as our first president and helped to build a company that has far exceeded our expectations," said Board Chairman Suellen Rodeffer Garner. "We are grateful for what he has done for our bank and our community."

"There are many wonderful people at First National with whom I am proud to be associated and I am certain that this skilled staff will provide the leadership and impetus necessary to maintain the bank's solid growth," Sanchez added. "I hope the opportunities that await in the next phases of my career will be as rewarding as my association with First National Bank has been."

About First National Bank of Nassau County
First National Bank of Nassau County is a locally owned, independent national bank headquartered in Fernandina Beach, Florida with more than $100 million in assets. It is the only locally owned and operated, full service bank in the Fernandina area. First National makes construction loans, residential mortgage loans and small business loans -- and custom tailors many savings plans to meet specific customer needs.

                                      # # #



                                       2